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EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

        We consent to the inclusion in this Amendment No. 3 of the Registration Statement of Wattles Acquisition Corp. (a development stage company) on Form S-1 (File No. 333-148310) of our report dated December 20, 2007 (except for Note 7 as to which the date is March 21, 2008), which includes an explanatory paragraph as to a substantial doubt about the Company's ability to continue as a going concern, with respect to our audit of the financial statements of Wattles Acquisition Corp. (a development stage company) as of December 5, 2007 and for the period from November 5, 2007 (inception) through December 5, 2007, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
April 28, 2008

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  EXHIBIT 23.1